Exhibit 11

CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 33 to the Registration Statement on Form N-1A of Fidelity Mt. Vernon Street
Trust: Fidelity Growth Company Fund, Fidelity Emerging Growth Fund, and Fidelity New Millennium Fund, of our reports dated January 4, 1996 on the financial statements and financial highlights included in the November 30, 1995 Annual Reports to Shareholders of Fidelity Growth Company Fund, Fidelity Emerging Growth Fund, and Fidelity New Millennium Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.
/s/ COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
January 18, 1996